Non Judicial

Indian-Non Judicial Stamp
Haryana Government

Date : 28/08/2017

Certificate No. G0282017H1903

GRN No. 30084165

Stamp Duty Paid : ₹ 200
(Rs. Only)

Penalty : ₹ 0
(Rs. Zero Only)

Seller / First Party Detail

Name: Yatra Online Pvt ltd

H.No/Floor : Na Sector/Ward : Na LandMark : Na

City/Village : Gurugram District : Gurugram State : Haryana

Phone: 9871372500

Buyer / Second Party Detail

Name : Innoven Capital India pvt ltd

H.No/Floor : Na Sector/Ward : Na LandMark : Na

City/Village: Gurugram District : Gurugram State : Haryana

Phone : 0

Purpose : DEED OF HYPOTHECATION

The authenticity of this document can be verified by scanning this QrCode Through smart phone or on the website https://egrashry.nic.in

This stamp paper forms an integral part of Deed of Hypothecation executed by and between Yatra Online Private Limited and InnoVen Capital India Private Limited on September 12, 2017.

YATRA ONLINE (P) LTD. * GURGAON *

DEED OF HYPOTHECATION BY AND BETWEEN INNOVEN CAPITAL INDIA PRIVATE LIMITED AND BORROWER

TABLE OF CONTENTS 1. 2. HYPOTHECATION IN FAVOR OF INNOVEN BORROWER'S REPRESENTATIONS AND COVENANTS SCHEDULE A SCHEDULE B ANNEXURE I 4 4 8 9 11 2 lnnoVen

DEED OF HYPOTHECATION THIS DEED OF HYPOTHECATION (this "Deed" or this "Agreement") made on the day, month and year set out in Schedule 1 of the Term Loan Agreement between Yatra Online Private Limited, a company within the meaning of the Companies Act, 1956 and having its registered office at B2, 202, 2nd Floor ,Marathon lnnova, Marathon Nextgen Complex, Off. Ganpatrao Kadam Marg, Lower Parel (N), Mumbai Maharashtra, 400013 (hereinafter referred to as the "Borrower" which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns) of the ONE PART; In favour of lnnoVen Capital India Private Limited, a private limited company incorporated under the Companies Act, 1956 and registered as a Non-Banking Financial Company within the meaning of the Reserve Bank of India Act, 1934 having its registered office at 12th Floor, Express Towers, Nariman Point, Mumbai 400021 (hereinafter referred to as "lnnoVen", which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns) of the OTHER PART. lnnoVen and the Borrower are hereinafter, where the context so requires, collectively referred to as the "Parties" and individually as "Party". WHEREAS: I. lnnoVen and the Borrower have entered into a Term Loan Agreement dated September 12, 2017 ("Term Loan Agreement"), under which lnnoVen has agreed to lend and advance to the Borrower and the Borrower has agreed to borrow from lnnoVen, the Term Loan amounting to INR 495,000,000 (Rupees Four Hundred and Ninety Five Million only}, on the terms and conditions contained in the Term Loan Agreement. II. Pursuant to the provisions in the Term Loan Agreement, the Term Loan together with all Interest, Expenses and all other monies as provided under the Term Loan Agreement and other Loan Documents shall be secured, inter alia, by a pari passu charge by way of hypothecation in favor of lnnoVen of all the Borrower's fixed, current and non•current assets, both existing and future, including all Intellectual Property and Intellectual Property Rights (hereinafter referred to as the "Hypothecated Goods", as more fully described under Schedule A hereunder), subject to the terms of the Term Loan Agreement. It is clarified that the charge created herein comprises of pari passu charge along with the charge created solely in favor of ICICI Bank Limited to secure the bank guarantee facility from ICICI Bank Limited for the amount of INR 1,100,000,000 (Rupees one billion one hundred million only), excluding (i) INR 600,000,000 collateral and cash margin in account no. maintained with ICICI Bank Limited by the Borrower and any collection account of the Borrower including account numbers •••••• and maintained with ICICI Bank Limited the details of which is specified in Annexure I to this Deed; (ii) other vehicle an held by the Borrower over 3 lnnoVen which lien has been marked by banks, the details of which are specified in **Annexure II** to this Deed; and (iii) a vehicle loan facility amounting to INR 20,000,000 (Rupees twenty million only) to be availed by the Borrower from ICICI Bank.

III. InnoVen has called upon the Borrower to execute these presents which the Borrower has agreed to do in the manner hereinafter expressed.

NOW THIS DEED WITNESSETH AS FOLLOWS:

1. HYPOTHECATION IN FAVOR OF INNOVEN

The Borrower hereby expressly creates a *pari passu* charge by way of hypothecation on the Hypothecated Goods (as defined and described under *Schedule A* hereto), in favor of InnoVen, to secure the payment and performance in full of all of the Obligations under the Term Loan Agreement and the other Loan Documents, subject to the terms of the Term Loan Agreement.

2. BORROWER'S REPRESENTATIONS AND COVENANTS

In connection with the Obligations of the Borrower under the Term Loan Agreement and the security interest created on the Hypothecated Goods in favor of InnoVen, the Borrower hereby expressly represents warrants and covenants to InnoVen as follows:

2.1. The Borrower has good title to, has all the rights in, and as on the date falling 15 (Fifteen) days after the First Closing Date has the absolute power to transfer each of the Hypothecated Goods and the Borrower further states that the Hypothecated Goods are free and clear of any Encumbrances except to the extent disclosed under the Disclosure Schedule under the Term Loan Agreement. The Borrower further states that the Borrower is the sole owner of its Intellectual Property and the Intellectual Property Rights. The Borrower states that the Intellectual Property, is valid and enforceable, and no part of the Intellectual Property or the Intellectual Property Rights have been judged invalid or unenforceable, in whole or in part, and to the best of Borrower's knowledge, no claim has been made that any part of the Intellectual Property or the Intellectual Property Rights violates the rights of any third party. The Borrower shall keep the Hypothecated Goods insured for risks, and in amounts in accordance with the provisions and terms set forth in the Term Loan Agreement, and as InnoVen may reasonably request. The Borrower shall deliver to InnoVen promptly, the certified true copies of all the policies of insurance taken in connection with the Hypothecated Goods as per the requirements laid out in the Term Loan Agreement.

2.2. The Borrower shall make all such filings required with all governmental authorities and agencies as may be necessary and appropriate for the purpose of creation and/ or perfection of the Lien created under this Deed, including filing a copy of this Deed together with a duly completed Form CHG-1 as prescribed under the Companies Act, 2013 with the relevant Registrar of Companies and payment of the requisite filing fee within the prescribed period without payment of penalty, and it shall deliver copies of receipts of such filings to InnoVen .

InnoVen	BORROWER

YATRA ONLINE (P) LTD. * GURGAON *

4

2.3. As on the date falling 15 (Fifteen) days after the First Closing Date, the creation of the Encumbrance over the Hypothecated Goods (pursuant to this Deed, in favor of InnoVen) is in accordance with all the applicable Law, the charter documents of the Borrower and does not conflict with any agreements entered into by the Borrower.

2.4. InnoVen or its nominees ("**InnoVen's Nominees**"), with prior written notice of at least 7 (Seven) days and at the Expense and risk of the Borrower, shall be entitled at all times, to enter any place where the said Hypothecated Goods may be inspected or examined and take particulars of all or any part of the said Hypothecated Goods and check any statement, accounts, reports and information, with respect to the same. The Borrower shall, as and when required by InnoVen, provide full particulars and details to InnoVen of all the assets of the Borrower and of the said Hypothecated Goods and shall furnish and verify all documents including and not limited to statements, reports, returns, certificates and information from time to time as required by InnoVen and furnish and execute all necessary documents to give effect to the security created under this Agreement.

2.5. In the event of any breach or default by the Borrower or the Guarantor in the performance of its obligations hereunder or any of the terms and conditions stipulated in the Term Loan Agreement, or the Guarantee, the Deed of Pledge or any other agreements that may hereafter be executed by the Borrower and/or the Guarantor in favor of InnoVen or in the event of the Borrower failing to pay either the Interest or any installment/s of the principal of the Term Loan Amount, or in the event of the Lien, or security created in favor of InnoVen having become enforceable for any reason whatsoever, InnoVen or InnoVen's Nominees or representatives shall, in case such breach or default is not remedied by the Borrower, within the Cure Period, without any notice and without assigning any reason and at the risk and Expense of the Borrower, have the right and permission to enter the premises or location where the Hypothecated Goods are located and seize, recover, receive and remove and / or sell by public auction or by private contract and any other manner as deemed fit by InnoVen, any part of the Hypothecated Goods and to enforce, realize, settle, compromise and deal with any rights or claims relating thereto without being bound to exercise any of these powers or be liable for any losses in the exercise or non exercise thereof and without prejudice to InnoVen's other rights and remedies.

2.6. Upon enforcement of the Encumbrance created hereunder, in no event shall InnoVen be liable to purchasers of the Hypothecated Goods for any losses that may arise out of any defect to the title of any of the Hypothecated Goods and any such losses shall be to the account of the Borrower.

2.7. All the Hypothecated Goods and all the proceeds received as a result of sale and insurance proceeds thereof and all documents under this security shall be kept distinguishable / separately and held as the property of InnoVen, and the Borrower shall not create Encumbrance upon the Hypothecated Goods or over the same or any part thereof except in favour of InnoVen nor suffer any such Encumbrance that may prejudice the security under this Agreement. The Borrower shall not, without the previous consent in writing of InnoVen,

InnoVen	BORROWER

5

except in the ordinary course of business, sell or part with the Hypothecated Goods or any of them and in the event of being specifically permitted by InnoVen, the Borrower shall on any and every such sale, pay to InnoVen, if so required by them, such portion of the net proceeds of the sale, which extend to the extent of the monies, due and payable by the Borrower to InnoVen under the Loan Documents.

2.8. Notwithstanding, anything as contained above with respect to sale of whole or part of the Hypothecated Goods, the Borrower may without payment to InnoVen, with the prior written consent of InnoVen, replace old and outmoded movables forming part of the Hypothecated Goods by equipment of equivalent or greater value. However, the Borrower is not required to obtain the consent of InnoVen if the value of the Hypothecated Goods proposed to be replaced is lesser than INR 5,000,000 (Rupees Five Million Only) for each replacement and the aggregate value of the such Hypothecated Goods does not exceed INR 50,000,000 (Rupees Fifty Million only) per annum.

2.9. The security created on the Hypothecated Goods under this Agreement shall be a continuing security for the repayment of the Term Loan together with all Interest, Expenses and all other monies due to InnoVen under the Term Loan Agreement and the other Loan Documents, and this continuing security shall not be affected or impaired or discharged in any manner by winding up (voluntary or otherwise) or by any event of merger and amalgamation, reconstruction or otherwise of the Borrower with any other company or such other similar event.

2.10. The Borrower further undertakes to execute such other deeds, agreements or documents as may be required by InnoVen including the Power of Attorney in the form as annexed as *Schedule B* to this Deed of Hypothecation, to further protect and / or enforce the security created under this Agreement on the occurrence of an Event of Default.

2.11. Nothing contained herein shall affect or prejudice the rights or remedies of InnoVen in respect of any present or future security, guarantee obligation or decree for any indebtedness or liability of the Borrower to InnoVen.

2.12. This Agreement forms part of the Term Loan Agreement and the provisions contained herein shall be read together with the provisions of the Term Loan Agreement as amended from time to time and to the extent of any inconsistency or repugnancy the latter shall prevail. Further, Section 13 ("**Miscellaneous**") and *Appendix 1*, Section 1.2 ("**Construction**") of the Term Loan Agreement shall apply *mutatis mutandis* to this Agreement. Capitalized terms used in this Agreement but not specifically defined herein shall carry the meanings ascribed to such term under the Term Loan Agreement.

[*Signature page follows*]

InnoVen	BORROWER

YATRA ONLINE (P) LTD. * GURGAON *

6

IN WITNESS WHEREOF, each of the aforenamed Parties has signed and executed this Agreement, and all the original copies hereto, on the date first above written. I BORROWER lloooVeo 7 FOR lnnoVen NAME: DESIGNAliON : PLACE: DATE: FOR Y ATRA ONLINE PRIVATE LIMITED NAME: DESIGNATION: PLACE: DATE:

SCHEDULE A Particulars of the Hypothecated Goods The Hypothecated Goods consist of all of Borrower's right, title and interest in and to the following properties I assets: The Borrower's existing, future, fixed, current and non-current assets, including any and all Intellectual Property and the Intellectual Property Rights with respect to these movables present and future, accounts, bank balances,receivables, book debts, deferred revenues, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, goodwill, uncalled capital, general intangibles, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, whether installed or not and whether now lying loose or in cases or which are now lying or stored in or about or to be stored in or about the Borrower's premises held by any party to the order or disposition of the Borrower, including in the course of transits, whether in ship or land as enlisted below, and all Borrower's books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing. It is clarified that the following assets of the Borrower are specifically excluded from the definition of Hypothecated Goods: 1. INR 600,000,000 collateral and cash margin in account no. maintained with ICICI Bank Limited by the Borrower and any collection account of the Borrower including account numbers an - maintained with ICICI Bank Limited as described in Annexure I to this Deed. other vehicle and fixed deposits held by the Borrower over which lien has been marked by banks, the details of which are specified in Annexure II to this Deed; and a vehicle loan facility amounting to INR 20,000,000 (Rupees twenty million only) to be availed by the Borrower from ICICI Bank Limited. 2. 3. 8 lnnoVen

Schedule B

POWER OF ATTORNEY

The Parties have entered into a Term Loan Agreement dated [•], 2017 for the Term Loan Amount granted by InnoVen to the Borrower ("**Term Loan Agreement**"). The Parties have further entered into a Deed of Hypothecation dated [•], to secure the payment and performance in full of all of the Obligations under the Term Loan Agreement.

BY THESE PRESENTS, Yatra Online Private Limited, a company within a meaning of the Companies Act, 1956 and having its registered office at B2, 202, 2nd Floor ,Marathon Innova, Marathon Nextgen Complex, Off. Ganpatrao Kadam Marg, Lower Parel (W), Mumbai Maharashtra, 400013 and corporate office at 1101-03, Tower B, 11th Floor, Unitech Cyber Park, Sector-39, Gurgaon-122001 (hereinafter referred to as the "Borrower", which expression shall, unless repugnant to the context or meaning thereof, include its successors and permitted assigns).

HEREBY NOMINATES, CONSTITUTES AND APPOINTS

InnoVen Capital India Private Limited, a private limited company incorporated under the Companies Act, 1956 and registered as a Non-Banking Financial Company within the meaning of the Reserve Bank of India Act, 1934 having its registered office at 12th Floor, Express Towers, Nariman Point, Mumbai 400021 (hereinafter referred to as the "**InnoVen**", which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns) to be its lawful attorney-in-fact in connection with the Term Loan Agreement and the Deed of Hypothecation dated [•] entered into by the Parties to secure the payment and performance in full of all of the Obligations under the Term Loan Agreement, exercisable upon the occurrence and during the continuance of an Event of Default under the Term Loan Agreement to:

(a) Endorse Borrower's name on any cheques or other forms of payment or security;

(b) Sign Borrower's name on any invoice or bill of lading for any account or drafts against account debtors; settle and adjust disputes and claims about the Receivables directly with account debtors, for amounts and on terms InnoVen determines reasonable;

(c) Make, settle, and adjust all claims under Borrower's insurance policies;

(d) Pay, contest or settle any Lien, or Encumbrance, in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same;

(e) Transfer the Collateral in the name of InnoVen or a third party as permitted under Law and do all deeds and actions necessary in that regard; and

(f) Execute and perform any other act or acts, deed or deeds, matter or thing whatsoever which in the opinion of the Attorney ought to be done, executed and performed, in order to protect and / or enforce the security created under the Deed of Hypothecation and / or under the Term Loan Agreement.

This Power of Attorney is exercisable on or after the occurrence of an Event of Default as defined in the Term Loan Agreement and in the Deed of Hypothecation, Borrower hereby appoints InnoVen as its

InnoVen	BORROWER

YATRA ONLINE (P) LTD. * GURGAON *

9

lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full. It is expressly agreed by the Parties that this Power of Attorney shall be irrevocable and shall be in effect unless all the Obligations under the Term Loan Agreement are fulfilled to the satisfaction of lnnoVen. Further, it is also expressly agreed by the Parties that the Term Loan referenced in the Term Loan Agreement shall constitute sufficient consideration for the issuance of this Power of Attorney. Capitalized terms not defined herein shall have the same meaning as assigned to them under the Term Loan Agreement. IN WITNESS WHEREOF, the Borrower has signed and executed this Power of Attorney on [•]. For the Borrower, Name: Title: 10 lnnoVen BORROWER

Annexure I (Attached) lloooVec 11 Account No. Name of Bank Address IFSC Code lClCl Bank Limited 9A, Phelps, Connaught Place, New Delhi - 110001 - lClCl Bank Limited 005 A Unitech Trade Centre, Sector Road, Sushant Lok Phase - 1, Gurgoan 122002

Annexure II (Attached) 1. As of July 31, 2017, the Company have availed a vehicle loan facility of Rs. 32,698,764/-. 2. Fixed Deposits on which Lien is marked with Banks are mentioned herein below: 6 7 8 9 13 14 Tower C, Building No.8, Sector-Phase-11, Gurgaon 15 J ---12 lnnoVen ba Road, New Delhi 110001 Cyberctiy, 25, DLF City BANKING CORP. 600,000,000 740,119,907 ICICI BANK LTO SCO 18 & 19, Sector 14, Huda Shopping Centre aon-122001